Exhibit 99.1

March 2, 2005

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas

Reports Record 4th Quarter Net Revenues and Adjusted EBITDA for the Quarter Ended December 31, 2004

LAS VEGAS, March 2/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported 4th quarter net revenues increased $3.0 million, or 9%, to a 4th quarter Company record of $35.4 million compared to $32.4 million in the year-earlier three-month period.  The Company also announced a 4th quarter record quarterly Adjusted EBITDA(1) of $7.6 million compared to $7.2 million in the comparable prior year period, a $0.4 million, or 5%, increase.  Net loss decreased $0.1 million to $0.3 million compared to $0.4 million in the 4th quarter of 2003.

Quarterly net revenues improved primarily due to increases in Lodging and Food and Beverage revenues.  Lodging revenues increased primarily due to a $12 increase in average daily rate (“ADR”).  Food and Beverage revenue increased primarily from the opening of our new night club called Body English.  These increases were partially offset by decreases in Casino revenue.  Casino revenue decreased primarily due to the table games hold percentage and drop decreasing while slot coin in decreased due to less high-end play offset partially by an increase in win percentage resulting from changes in machine mix.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “We are very pleased with what has been another record 4th quarter net revenues and Adjusted EBITDA for our property.  We are looking forward to a prosperous 2005 as we continue to fine tune our operations.”

 There will be a conference call open to investors:

•	Date:	Thursday, March 3, 2005
•	Time:	1:00 P.M. Eastern Standard Time
10:00 A.M. Pacific Standard Time
	Dial:	(800) 553-0358 Domestic only

CONTACT:                                 Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenue:
Casino	$12,666	$14,290	$56,916	$57,562
Lodging	7,737	6,813	35,065	29,924
Food and beverage	13,319	9,768	53,181	45,572
Retail	1,818	1,979	7,860	8,471
Other income	2,244	1,819	8,874	7,629
Gross revenues	37,784	34,669	161,896	149,158
Less: complimentaries	(2,411)	(2,261)	(11,232)	(10,653)
Net revenues	35,373	32,408	150,664	138,505

Costs and expenses:
Casino	7,600	8,023	33,186	33,053
Lodging	2,247	2,248	8,955	8,013
Food and beverage	7,681	5,643	28,476	24,219
Retail	900	906	3,603	3,725
Other	1,032	916	4,418	3,873
Marketing	1,936	2,076	9,045	7,627
Related party expenses	1,105	1,028	4,834	4,304
General and administrative	5,261	4,342	22,002	19,033
Pre-opening expense	—	9	530	69
Total costs and expenses	27,762	25,191	115,049	103,916

Earnings before interest, taxes, depreciation and amortization, loss on disposal of assets and early extinguishment of debt (“Adjusted EBITDA”)	7,611	7,217	35,615	34,589

Depreciation and amortization	3,034	3,018	11,388	11,784
Interest expense, net	4,837	4,568	19,049	16,515
Loss on early extinguishment of debt	—	—	—	4,258
Loss on disposal of assets	—	—	2,608	—
Other expense, net	34	26	93	6
Income before income tax benefit	(294)	(395)	2,477	2,026
Income tax benefit	—	—	—	(100)
Net income (loss)	(294)	(395)	2,477	2,126

Preferred stock dividends	—	—	—	2,346
Net income (loss) applicable to common Shareholders	$(294)	$(395)	$2,477	$(220)

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Applicable to common shareholders	$(3.87)	$(5.20)	$32.58	$(2.89)

Weighted average number of common shares outstanding	76,023	76,023	76,023	76,023

Reconciliation of Net Income to Adjusted EBITDA (1)

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net Income (loss)	$(294)	$(395)	$2,477	$2,126

Depreciation and amortization	3,034	3,018	11,388	11,784
Interest expense, net	4,837	4,568	19,049	16,515
Loss on early extinguishment of debt	—	—	—	4,258
Loss on disposal of assets	—	—	2,608	—
Income tax (benefit)	—	—	—	(100)
Other (income) expense, net	34	26	93	6

Earnings before interest, taxes, depreciation and amortization, loss on disposal of assets and early Extinguishment of debt (“Adjusted EBITDA”)	$7,611	$7,217	$35,615	$34,589

	Supplemental Information
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Casino
Table Games Drop	$62,508,368	$64,414,810	$289,106,966	$289,969,009
Table Games Win	$8,246,337	$9,026,650	$38,702,195	$38,563,736
Table Games Hold %	13.2%	14.0%	13.4%	13.3%
Average # of Tables	89	92	92	91
Win/Table/Day	$1,009	$1,063	$1,149	$1,161

Slot Handle	$75,793,185	$97,657,029	$327,707,302	$365,824,201
Slot Win	$4,203,449	$4,776,368	$17,002,979	$17,536,725
Slot Hold %	5.6%	4.9%	5.2%	4.8%
Average # of Slots	552	557	550	557
Win/Slot/Day	$83	$93	$84	$86

Hotel
Occupancy	88.1%	84.8%	93.5%	92.9%
ADR	$139	$127	$151	$129
REVPAR	$130	$115	$148	$126

Other
Capital expenditures for cash, net	2,304,000	3,385,000	15,975,000	13,150,000

(1)  Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization, loss on disposal of assets, and loss on early extinguishment of debt, as applicable.  Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.

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